Filed Pursuant to Rule 433
Registration Number 333-262911

€1,000,000,000 3.375% Notes Due 2027

€1,250,000,000 3.625% Notes Due 2031
€1,000,000,000 3.750% Notes Due 2035

€1,000,000,000 4.000% Notes Due 2043
£750,000,000 4.875% Notes Due 2038

International Business Machines Corporation
January 30, 2023
Pricing Term Sheet

Issuer	International Business Machines Corporation
Issuer Legal Entity Identifier	VGRQXHF3J8VDLUA7XE92
Issuer Ratings*	A3 / A- (Moody’s/S&P)
Format	SEC Registered
Form	Registered Form
Trade Date	January 30, 2023
Settlement Date**	February 6, 2023 (T+5)
Joint Bookrunning Managers	Barclays Bank PLC, Citigroup Global Markets Limited, Goldman Sachs & Co. LLC, J.P. Morgan Securities plc, Merrill Lynch International, Mizuho International plc, MUFG Securities EMEA plc and The Toronto-Dominion Bank
Co-Managers	Banco Bilbao Vizcaya Argentaria, S.A., Canadian Imperial Bank of Commerce, London Branch, Truist Securities, Inc., U.S. Bancorp Investments, Inc., Wells Fargo Securities International Limited, Academy Securities, Inc., Independence Point Securities LLC and Penserra Securities LLC
Listing	Application will be made to list the Notes on the New York Stock Exchange
Concurrent Offering	Substantially concurrently with this offering, the Issuer intends to offer dollar-denominated notes (the “concurrent offering”). The concurrent offering is being made by means of a separate prospectus supplement and not by means of the prospectus supplement to which this pricing term sheet relates. This communication is not an offer of any securities of the Issuer other than the notes to which this pricing term sheet relates. The concurrent offering may not be completed, and the completion of the concurrent offering is not a condition to the completion of the offering of the notes to which this pricing term sheet relates.

	2027 Notes	2031 Notes	2035 Notes	2043 Notes
Size	€1,000,000,000	€1,250,000,000	€1,000,000,000	€1,000,000,000
Maturity	February 6, 2027	February 6, 2031	February 6, 2035	February 6, 2043
Interest Payment Date	February 6 of each year	February 6 of each year	February 6 of each year	February 6 of each year
First Payment Date	February 6, 2024	February 6, 2024	February 6, 2024	February 6, 2024
Benchmark Bund	OBL 0.000% due April 16, 2027	DBR 0.000% due February 15, 2031	DBR 1.700% due August 15, 2032	DBR 3.250% due July 4, 2042
Benchmark Bund Yield	2.382%	2.247%	2.285%	2.356%
Spread to Benchmark Bund	105.5 bps	146.1 bps	157.7 bps	165.6 bps
Mid Swaps Yield	3.037%	2.908%	2.912%	2.712%
Spread to Mid Swaps	+ 40 bps	+ 80 bps	+ 95 bps	+ 130 bps
Yield to Maturity	3.437%	3.708%	3.862%	4.012%
Coupon	3.375% (payable annually)	3.625% (payable annually)	3.750% (payable annually)	4.000% (payable annually)

Make-Whole Call	Prior to January 6, 2027 at B + 20 bps	Prior to November 6, 2030 at B + 25 bps	Prior to November 6, 2034 at B + 25 bps	Prior to August 6, 2042 at B + 25 bps
Par Call	On or after January 6, 2027	On or after November 6, 2030	On or after November 6, 2034	On or after August 6, 2042
Price to Public	99.772%	99.434%	98.940%	99.837%
Underwriting Discount	0.200%	0.325%	0.425%	0.600%
Price to Issuer	99.572%	99.109%	98.515%	99.237%
Day Count	Actual / Actual (ICMA)	Actual / Actual (ICMA)	Actual / Actual (ICMA)	Actual / Actual (ICMA)
Minimum Denomination	€100,000 and integral multiples of €1,000 in excess thereof	€100,000 and integral multiples of €1,000 in excess thereof	€100,000 and integral multiples of €1,000 in excess thereof	€100,000 and integral multiples of €1,000 in excess thereof
CUSIP/ ISIN / Common Code	459200LA7 / XS2583741934 / 258374193	459200LB5 / XS2583742239 / 258374223	459200LC3 / XS2583742585 / 258374258	459200LD1 / XS2583742668 / 258374266

2038 Notes
Size	£750,000,000
Maturity	February 6, 2038
Interest Payment Date	February 6 of each year
First Payment Date	February 6, 2024
Benchmark Gilt	UKT 4.750% due December 7, 2038
Benchmark Gilt Yield	3.705%
Spread to Benchmark Gilt	+ 115 bps
Yield to Maturity	4.914 (Annual) 4.855% (Semi-Annual)
Coupon	4.875% (payable annually)
Make-Whole Call	Prior to November 6, 2037 at T + 20 bps
Par Call	On or after November 6, 2037
Price to Public	99.594%
Underwriting Discount	0.450%
Price to Issuer	99.144%
Day Count	Actual / Actual (ICMA)
Minimum Denomination	£100,000 and integral multiples of £1,000 in excess thereof
CUSIP/ ISIN / Common Code	459200LE9 / XS2583743047 / 258374304

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**Note: We expect that delivery of the notes will be made to investors on or about February 6, 2023, which will be the fifth business day following the date of this final term sheet (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of the prospectus supplement or the next two succeeding business days will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of the prospectus supplement or the next two succeeding business days should consult their advisors.

The notes will be represented by beneficial interests in fully registered permanent global notes (the “international global notes”) without interest coupons attached, which will be registered in the name of, and shall be deposited on or about February 6, 2023 with a common depositary for, and in respect of interests held through, Euroclear Bank, S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream”). Any notes represented by global notes held by a nominee of Euroclear or Clearstream will be subject to the then applicable procedures of Euroclear and Clearstream, as applicable. Euroclear and Clearstream’s current practice is to make payments in respect of global notes to participants of record that hold an interest in the relevant global notes at the close of business on the date that is the clearing system business day (for these purposes, Monday to Friday inclusive except December 25th and January 1st) immediately preceding each applicable interest payment date.

This term sheet is not a prospectus for the purposes of Regulation (EU) 2017/1129, including the same as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018, as amended by the European Union (Withdrawal Agreement) Act 2020.

MiFID II and UK MiFIR – professionals/ECPs-only / No PRIIPs or UK PRIIPs KID – Manufacturer target market (MiFID II and UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs or UK PRIIPs key information document (KID) has been prepared as not available to retail in EEA or UK.

The communication of this term sheet and any other document or materials relating to the issue of the notes is not being made, and such documents or materials have not been approved, by an authorized person for the purposes of Section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. This document and such other documents and/or materials are for distribution only to persons who (i) have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), (ii) fall within Article 49(2)(a) to (d) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this term sheet and any other document or materials relates will be engaged in only with relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this term sheet or any of its contents.

Relevant stabilization regulations including FCA/ICMA will apply.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Bank PLC at 1-888-603-5847, Citigroup Global Markets Limited at 1-800-831-9146, Goldman Sachs & Co. LLC at 1-866-471-2526, J.P. Morgan Securities plc at +44-207-134-2468, Merrill Lynch International at 1-800-294-1322, Mizuho International plc at +44-20-7090-6698, MUFG Securities EMEA plc at 1-877-649-6848 or The Toronto-Dominion Bank at 1-855-495-9846.

This pricing term sheet supplements the preliminary form of prospectus supplement, pertaining to the notes issuance referenced above, issued by International Business Machines Corporation on January 30, 2023 relating to its Prospectus dated February 22, 2022.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.